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                                                                     EXHIBIT 5.1

                           Form of Issuer's Counsel
                                 Legal Opinion


                               ____________, 1999



Preview Systems, Inc.
1601 South DeAnza Boulevard, Suite 100
Cupertino, CA

      Registration Statement on Form S-1 (File No. 333-87181)
      -------------------------------------------------------

Ladies and Gentlemen:

      We have examined the amended Registration Statement on Form S-1 (File No. 333-87181) (the "Registration Statement") to be filed by you with the Securities
and Exchange Commission on or about          , 1999, in connection with the
registration under the Securities Act of 1933 of shares of your Common Stock (the "Shares"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and we are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, full paid and nonassessable. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                                        Sincerely,

                                        VENTURE LAW GROUP
                                        A Professional Corporation


                                        /s/ VENTURE LAW GROUP